Exhibit 15

[Letterhead of PricewaterhouseCoopers LLP]

May 10, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated May 10, 2007 on our review of interim financial information of Arch Capital Group Ltd. (the “Company”) for the three month periods ended March 31, 2007 and 2006 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2007 is incorporated by reference in the Registration Statement on Forms S-3 (Registration No. 33-34499, Registration No. 333-82612, Registration No. 333-110190, Registration No. 333-117099 and Registration No. 333-135421) and in the Registration Statements on Forms S-8 (Registration No. 33-99974, Registration No. 333-86145, Registration No. 333-72182, Registration No. 333-82772, Registration No. 333-98971 and Registration No. 333-124422).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP